Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), made and entered into as of April 1, 2008, by and between Porta Systems Corp., a Delaware corporation (the "Company"), and Edward B. Kornfeld (the "Executive").  Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement, as defined hereunder.

WHEREAS, the Executive is employed by the Company in a senior management position and the Company wishes to continue to employ the Executive upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive and the Company entered into an Employment Agreement, dated April 1, 2007 ( the “Employment Agreement”); and

WHEREAS, the Executive and Company wish to modify the Employment Agreement, as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:

Paragraph 4(c) of the Employment Agreement, setting forth provisions in the event of termination for reasons other than Cause is deleted and replaced in its entirety by the following:

4.            TERMINATION OF EMPLOYMENT.

(c)           The Company may at any time at its option, exercised by not less than 10 days’ written notice to the Executive (or pay in lieu thereof), terminate his Employment prior to the expiration of the Term other than for Cause, provided that, if the Company so terminates the Executive’s employment other than for Cause, the Executive shall be entitled to continue to receive, as severance, payment of Salary at the most recent annual rate in effect prior to the date of such termination for a period of twenty-four (24) months following the date of such termination of employment, and provided further that the amount of severance payable under this Section 4(c) shall continue to be paid in the event of the Executive’s death after termination of his Employment. If the annual bonus payable to the Executive has already been determined by the Company at the time his employment is terminated other than for Cause, the Executive shall receive a bonus payment in such amount following his termination of employment. In all other circumstances, no bonus shall be payable to the Executive under this Section 4(c) following his termination of employment. The Company shall continue to pay insurance premiums for the same medical and dental health care benefits to which the Executive was entitled prior to such termination for the period of time permitted under the relevant policy but no longer than the period of such salary continuance, provided that the Company’s medical and dental health carrier or carriers are willing to continue to provide such coverage upon the payment of such premium or premiums.  The failure of the Company not to renew or extend this Agreement shall not entitle the Executive to the severance referred to above.

All of the other provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PORTA SYSTEMS CORP.

By:	/s/ Michael Tancredi
Michael Tancredi
Senior Vice President, Secretary and Treasurer

/s/ Edward B. Kornfeld
Edward B. Kornfeld